UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/12/2008

VMware, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33622

Delaware	94-3292913
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3401 Hillview Avenue, Palo Alto, CA 94304
(Address of principal executive offices, including zip code)

(650) 427-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensation arrangements of certain officers

Adoption of 2008 Cash Bonus Plan for Named Executive Officers

On February 12, 2008, the Compensation and Corporate Governance Committee of the VMware, Inc. Board of Directors established corporate and individual performance goals for its 2008 cash bonus plan for its President and Chief Executive Officer, Diane B. Greene, and its other named executive officers: Mark S. Peek, Carl M. Eschenbach, Rashmi Garde and Dev R. (Richard) Sarwal. The 2008 cash bonus plan provides for the payment of incentive bonuses upon achievement of certain corporate and individual performance objectives. Pursuant to her employment agreement, Ms. Greene's bonus target is 100% of her annual salary. Each other officer was assigned a bonus target ranging from 45% to 50% of the officer's base salary. 75% of the bonus target is tied to the achievement of corporate goals based on VMware's annual financial performance and 25% of the bonus target is tied to the achievement of individual Management by Objectives, or MBO, plan goals established for each officer. Bonus payments are based on annual performance. If a minimum of at least 80% of the corporate performance targets are not met, then no bonus amounts will be paid. The calculated bonus amount will vary up to a maximum payment of 137.5% of the bonus target if actual performance equals or exceeds 150% of the corporate performance target and all MBO targets are achieved.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMware, Inc.

Date: February 14, 2008	By:	/s/ Diane Greene
Diane Greene
President and Chief Executive Officer